Exhibit 10.2

June 13, 2017

Susan Daggett
Noodles & Company
520 Zang Street, Suite D
Broomfield, CO 80021
Dear Sue:
We are excited to have you serve as the interim Chief Financial Officer of Noodles & Company (the “Company”). In recognition of this new position, the Company will pay to you a nondiscretionary bonus payment of $8,333 per month, payable monthly, while you serve as interim CFO. This nondiscretionary bonus is in addition to the base salary you currently receive from the Company, which will remain unchanged.
We are very pleased to have you in a leadership role during this exciting time for the Company. Please confirm your agreement to the terms specified in this letter by signing below.
Sincerely,

/s/ Dave Boennighausen
Dave Boennighausen
Chief Executive Officer

AGREED AND ACKNOWLEDGED:

/s/ Susan Daggett
Susan Daggett

520 Zang Street, Suite D Broomfield, Colorado 80021 720-214-1900